 Exhibit 99.1

Press Release

Safehold Announces New $2.0 Billion Unsecured Revolving Credit Facility

NEW YORK, April 15, 2024

Safehold Inc. (NYSE: SAFE), the creator of the modern ground lease industry, announced today that it has closed on a new $2.0 billion unsecured revolving credit facility, which replaces Safehold’s existing aggregate $1.85 billion unsecured revolving credit facilities.

The new facility has a fully extended maturity date of May 1, 2029 which includes two six-month extension options. Based upon Safehold’s current credit ratings, the interest rate on the new unsecured revolving facility is adjusted SOFR plus 85 basis points, a 5 basis point savings from the prior facilities.

“This execution is a strong outcome for Safehold, lowering the Company’s cost of capital, extending term and increasing liquidity,” said Brett Asnas, Chief Financial Officer. “We appreciate the support of our banking relationships, and believe the additional financial flexibility positions us well to deliver attractive capital solutions to customers and create long-term value for shareholders.”

JPMorgan Chase Bank, N.A. is the administrative agent for this new revolving facility with JPMorgan Chase Bank, N.A. and BofA Securities, Inc. acting as the joint bookrunners and joint lead arrangers on the transaction; Goldman Sachs Bank USA, Mizuho Bank, Ltd., Royal Bank of Canada, and Truist Securities, Inc. are also acting as joint lead arrangers. Sumitomo Mitsui Banking Corporation, Morgan Stanley Bank, N.A., Barclays Bank PLC, BNP Paribas and Raymond James Bank, N.A. will also act as lenders under this new revolving facility.

1114 Avenue of the Americas

New York, NY 10036
T 212.930.9400
investors@safeholdinc.com

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:

Pearse Hoffmann

Senior Vice President

Capital Markets & Investor Relations

T 212.930.9400

E investors@safeholdinc.com